UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
 _________________________________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 13, 2019

CANTEL MEDICAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction	(Commission	(IRS Identification
of incorporation)	File Number)	Number)

150 Clove Road, Little Falls, New Jersey	07424
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities  Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cantel Medical Corp. (the “Company”) promoted Peter G. Clifford as Executive Vice President and Chief Operating Officer of the Company effective as of May 10, 2019, and has appointed Shaun M. Blakeman as Senior Vice President and Chief Financial Officer of the Company effective as of May 13, 2019.

Mr. Clifford, age 49, has served as Executive Vice President and Chief Financial Officer of the Company since 2015. Prior to joining the Company, Mr. Clifford served in various financial positions with increasing responsibility for over twenty years. For more than five years prior to joining the Company, he was Group Vice President of Operations, Finance and Information Technology for IDEX Corporation. IDEX Corporation developments, designs, and manufactures fluidics systems and specialty engineered products, including pumps, flow meters and fire suppression equipment that are used in a variety of industries ranging from agriculture to semiconductor manufacturing.

The Company, upon recommendation and approval by the Company’s Compensation Committee, has approved the following compensation for Mr. Clifford, which was set forth in an offer letter from the Company to Mr. Clifford dated as of May 10, 2019:

•	His annual base salary will be $550,000.

•
He will be eligible to participate in the Company’s Management Incentive Compensation Program (“MICP”), with a FY2019 cash bonus target level set at 90% of his base salary, with the target pro-rated between his new and prior compensation arrangements for the first fiscal year. The bonus will be performance-based, consistent with the MICP metrics already applicable to Mr. Clifford and the other executive officers of the Company.

•
He will receive an initial equity grant in the form of restricted stock units (“RSUs”) having an aggregate value of $1.0 million. The RSUs will be time-based, vesting over the 3-year period commencing on the first anniversary of the grant date. The date of the RSU grant was May 10, 2019.

•
Subject to formal approval of the Compensation Committee, commencing in October 2019, he will be eligible for annual RSU awards. It is anticipated that the October 2019 grants will be comprised of both time-based and performance-based RSUs with an aggregate value of not less than $1.0 million. The performance-based RSUs will have criteria determined by the Compensation Committee.

•
He will also be eligible to participate in all benefit programs and perquisites generally provided at a level commensurate with his position, consistent with what was described in the Company’s proxy statement for its 2018 annual meeting of shareholders for other senior executives.

Mr. Blakeman, age 41, will replace Mr. Clifford as the Company’s Chief Financial Officer. Mr. Blakeman has served as a Senior Finance Director for Medtronic plc since 2018. Prior to that, Mr. Blakeman served as the Vice President of Finance for one of the Company’s subsidiaries, Medivators Inc., since 2016. Mr. Blakeman previously served in various financial leadership roles, including as a Vice President - Finance and Business Unit Controller, for IDEX Corporation since 2011. Medtronic plc is a global medical technology company, selling products in the cardiac rhythm, coronary, surgical, pain therapy and other medical fields.

The Company, upon recommendation and approval by the Company’s Compensation Committee, has approved the following compensation for Mr. Blakeman, which was set forth in an offer letter from the Company to Mr. Blakeman dated as of April 16, 2019:

•	His annual base salary will be $350,000.

•
He will be eligible to participate in the Company’s MICP for FY2019 with a cash bonus target level set at 55% of his base salary, pro-rated in the first fiscal year. The bonus will be performance-based consistent with the MICP metrics applicable to other executive officers of the Company.

•
He will receive an initial equity grant in the form of time-based RSUs having an aggregate value of $200,000, vesting over the 3-year period commencing on the first anniversary of the grant date, as well as a cash sign-on incentive bonus of $75,000. The date of the RSU grant will be May 13, 2019.

•
Subject to formal approval of the Compensation Committee, commencing in October 2019, he will be eligible for annual RSU awards. It is anticipated that the October 2019 grants will be comprised of both time-based and performance-based RSUs with an aggregate value of not less than $350,000. The performance-based RSUs will have criteria determined by the Compensation Committee.

•
He will also be eligible to participate in all benefit programs and perquisites generally provided at a level commensurate with his position, consistent with what was described in the Company’s proxy statement for its 2018 annual meeting of shareholders for other senior executives.

Item 8.01	Other Events.

A copy of the Company’s press release dated May 13, 2019, announcing the events described under Items 1.01 and 5.02 above is included in this filing as Exhibit 99.1.

Item 9.01	Financial Statements, Pro-Forma Information and Exhibits.

(d) Exhibits

Exhibit 99.1Press Release dated May 13, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.

	By:	/s/ George L. Fotiades
George L. Fotiades
President and Chief Executive Officer

May 13, 2019